EXHIBIT 5

                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Will Hart                                             Facsimile:  (303) 839-5414
                                  (303) 839-0061


                                  July 10, 2013


Vanguard Energy Corporation
1330 Post Oak Blvd., Suite 1600
Houston, TX 77506


     This letter will constitute an opinion upon the legality of the issuance by Vanguard Energy Corporation, a Colorado corporation (the "Company"), of the following securities, all as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission:

     o 4,800,000 shares of the Company's common stock issuable upon the exercise of the Company's Class A warrants;


     o 480,000 units issuable upon the exercise of warrants issued to the underwriters of the Company's initial public offering. Each unit consists of one share of the Company's common stock and one Class A warrant;


     o 480,000 shares of the Company's common stock issuable upon the exercise of underwriters' warrants; and

     o 480,000 Class A warrants issuable upon the exercise of underwriters' warrants.

     We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement.


     In our opinion the warrants are binding obligations of the Company and any shares issued upon the exercise of the warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company's common stock. It is also our opinion that any Class A warrants issued upon the exercise of the underwriters' warrants, if exercised in accordance with their terms, will be legally issued, fully paid and non-assessable.


                                          Very truly yours,

                                          HART & HART, LLC

                                          /s/ William T. Hart

                                          William T. Hart